Exhibit 10.11

Power of Attorney

Date: February 20, 2017

[I, [Name] ([PRC ID Card No.]), a resident natural person with the nationality of the People’s Republic of China/[Enterprise Name] (“Enterprise”), a limited liability company organized under the laws of the People’s Republic of China], and a holder of [Percentage]% of the entire registered capital in Shanghai Qusheng Internet Technology Co., Ltd. (“Shanghai Qusheng”) (“My Shareholding/Enterprise’s Shareholding”), hereby irrevocably authorizes Dada Glory Network Technology (Shanghai) Co., Ltd. (the “WFOE”) to exercise the following rights relating to My Shareholding/Enterprise’s Shareholding during the term of this Power of Attorney:

The WFOE is hereby authorized to act on behalf of myself/the Enterprise as my/its exclusive agent and attorney with respect to all matters concerning My Shareholding/Enterprise’s Shareholding, including without limitation to: 1) propose, convene and attend shareholders’ meetings of Shanghai Qusheng; 2) exercise all the shareholder’s rights and shareholder’s voting rights I/the Enterprise am/is entitled to under the laws of China and Shanghai Qusheng’s Articles of Association, including but not limited to the sale or transfer or pledge or disposition of My Shareholding/Enterprise’s Shareholding in part or in whole; and 3) designate and appoint on behalf of myself/Enterprise the legal representative (chairman), the director, supervisor, the chief executive officer (or general manager) and other senior management members of Shanghai Qusheng.

Without limiting the generality of the powers granted hereunder, the WFOE shall have the power and authority under this Power of Attorney to execute the Transfer Contracts stipulated in Exclusive Option Agreement, to which the I/Enterprise am/is required to be a party, on behalf of the Enterprise, and to effect the terms of the Share Pledge Agreement and Exclusive Option Agreement, both dated the date hereof, to which I/the Enterprise am/is a party.

All the actions associated with My Shareholding/Enterprise’s Shareholding conducted by the WFOE shall be deemed as my/the Enterprise’s own actions, and all the documents related to My Shareholding/Enterprise’s Shareholding executed by the WFOE shall be deemed to be executed by me/the Enterprise. When acting in respect of any and all of the aforementioned matters, the WFOE may act at its own discretion and does not need to seek my/the Enterprise’s prior consent. I/The Enterprise hereby acknowledge/acknowledges and ratify/ratifies those actions and/or documents by the WFOE.

The WFOE is entitled to re-authorize or assign its rights related to the aforesaid matters to any other person or entity at its own discretion and without giving prior notice to me/the Enterprise or obtaining my/the Enterprise’s consent.

So long as I/the Enterprise am/is a shareholder of Shanghai Qusheng, this Power of Attorney shall be irrevocably and continuously valid and effective from the date of its execution, unless the WFOE issues adverse instructions in writing. Once the WFOE instructs me/the Enterprise in writing to terminate this Power of Attorney in whole or in part, I/the Enterprise will immediately withdraw the authorization herein granted to the WFOE and execute power(s) of attorney in the same format of this Power of Attorney, granting to other persons nominated by the WFOE the same authorization under this Power of Attorney.

During the term of this Power of Attorney, I/the Enterprise hereby waive/waives all the rights associated with My Shareholding/Enterprise’s Shareholding, which have been authorized to the WFOE through this Power of Attorney, and shall not exercise such rights by myself/the Enterprise itself.

This Power of Attorney is written in Chinese and English with equal legal validity; in case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

[Name]/[Enterprise Name]
By:	/s/ [Name]
Name:	[Name]
Title:	Authorized Signatory

[Signature Page to POA]